 Exhibit 23.2

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

January 29, 2021

ENGlobal Corporation
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060-5914

Ladies and Gentlemen:

We have acted as special counsel to ENGlobal Corporation, a Nevada corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of $100,000,000 of an indeterminate number or amount of the Company’s common stock, par value $0.001 per share, and preferred stock, par value $0.001.

This firm consents to the reference of our firm under the caption “Legal Matters” in the prospectus included as part of the Registration Statement. This firm also consents to the filing with the Commission of this consent letter as an exhibit to the Registration Statement.

In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP